Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	August 13, 2015
For Further Information:	Timothy T. O'Dell, CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 2nd  QUARTER 2015 RESULTS

Highlights

•	Net income for the three months ended June 30, 2015 totaled $467,000 and increased $369,000 compared to net income of $98,000 for the three months ended June 30, 2014.

•	Net income for the six months ended June 30, 2015 totaled $718,000 and increased $834,000 compared to the net loss of $116,000 for the six months ended June 30, 2014.

•	Net interest income of $2.5 million for the quarter ended June 30, 2015, increased $413,000, or 20.2%, compared to net interest income of $2.0 million for the quarter ended June 30, 2014.

•	Criticized and classified loans decreased by $3.9 million, or 25.8%, since December 31, 2014.

Worthington, Ohio – August 13, 2015 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) announced that net income for the three months ended June 30, 2015 totaled $467,000 and increased $369,000, or 376.5%, compared to a net income of $98,000 for the three months ended June 30, 2014, primarily due to a $413,000 increase in net interest income, a $106,000 increase in noninterest income, and a $33,000 decrease in provision expense, partially offset by a $183,000 increase in noninterest expense.

Net income attributable to common stockholders for the three months ended June 30, 2015, totaled $252,000, or $0.02 per diluted common share, and increased $213,000, or 546.2%, compared to net income attributable to common stockholders of $39,000, or $0.00 per diluted common share, for the three months ended June 30, 2014.  For the three months ended June 30, 2015, preferred dividends on the Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $215,000 compared to $59,000 for the three months ended June 30, 2014.  The amount of the preferred dividends and accretion of discount was lower in 2014 because only a pro-rated dividend was paid in the second quarter of 2014 due to the completion of the Company’s private placement of Series B Preferred Stock pursuant to two closings in May and July of 2014.

Net income for the six months ended June 30, 2015 totaled $718,000 and increased $834,000 compared to a net loss of $116,000 for the six months ended June 30, 2014.  The increase in net income was primarily due to a $1.1 million increase in net interest income and a $216,000 increase in noninterest income, partially offset by a $448,000 increase in noninterest expense and a $22,000 increase in provision expense.

Net income attributable to common stockholders for the six months ended June 30, 2015 totaled $289,000, or $0.02 per diluted common share, and increased $464,000 compared to a net loss attributable to common stockholders of $175,000, or $(0.01) per diluted common share, for the six months ended June 30, 2014.  For the six months ended June 30, 2015, preferred dividends on the Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $429,000 compared to $59,000 at June 30, 2014. The amount of the preferred dividends and accretion of discount was lower in 2014 because only a pro-rated dividend was paid in the second quarter of 2014 due to the completion of the Company’s private placement of Series B Preferred Stock pursuant to two closings in May and July of 2014..

Timothy T. O’Dell, CEO, commented, “We are pleased with our net income growth, which has improved significantly compared to prior year.  Our focus remains on achieving continued improvements in credit quality and reducing enterprise risk, coupled with driving improved earnings performance.”

Overview of Results

Net interest income.  Net interest income totaled $2.5 million for the quarter ended June 30, 2015 and increased $413,000, or 20.2%, compared to $2.0 million for the quarter ended June 30, 2014.  The increase in net interest income was primarily due to a $635,000, or 25.6%, increase in interest income, partially offset by a $222,000, or 51.0%, increase in interest expense.  The increase in interest income was primarily attributed to a $52.8 million, or 20.9%, increase in average interest-earning assets outstanding, and a 16bps increase in average yield on interest-earning assets.  The increase in interest expense was attributed to a $47.8 million, or 24.7%, increase in average interest-bearing deposits outstanding and a 19bps increase in the average cost of funds on interest bearing liabilities.  As a result, the net interest margin of 3.22% for the quarter ended June 30, 2015 decreased 2bps compared to the net interest margin of 3.24% for the quarter ended June 30, 2014.

Net interest income totaled $4.9 million for the six months ended June 30, 2015 and increased $1.1 million, or 28.6%, compared to $3.8 million for the six months ended June 30, 2014.  The increase in net interest income was primarily due to a $1.5 million, or 31.0%, increase in interest income, partially offset by a $362,000, or 41.3%, increase in interest expense.  The increase in interest income was primarily attributed to a $56.1 million, or 23.1%, increase in average interest-earning assets outstanding, and a 25bps increase in average yield on interest-earning assets.  The increase in interest expense was attributed to a $49.3 million, or 26.6%, increase in average interest-bearing deposits outstanding and a 11bps increase in the average cost of funds on interest bearing liabilities.  As a result, the net interest margin of 3.28% for the six months ended June 30, 2015 improved 15bps compared to the net interest margin of 3.13% for the six months ended June 30, 2014.

Robert E. Hoeweler, Chairman of the Board, added “We believe the investments made in strengthening our infrastructure have positioned us well to support our expansion and prudent growth strategies. The trends in net income, loan growth and asset quality have been favorable, and we have been extremely pleased with our progress”.

Provision for loan losses.  The provision for loan losses totaled $75,000 for the quarter ended June 30, 2015 and decreased $33,000, or 30.6%, compared to $108,000 for the quarter ended June 30, 2014.  The decrease in the provision for loan losses for the quarter ended June 30, 2015 was primarily due to improved credit quality as criticized and classified assets continued to decrease, partially offset by growth in the loan portfolio.  Net charge-offs for the quarter ended June 30, 2015 totaled $37,000 and increased $37,000 compared to net charge-offs of $0 for the quarter ended June 30, 2014.  The increase in net charge-offs is primarily related to single-family residential and commercial real estate loans.  The ratio of the ALLL to nonperforming loans improved to 421.3% as of June 30, 2015.

The provision for loan losses totaled $150,000 for the six months ended June 30, 2015 and increased $22,000, or 17.2%, compared to $128,000 for the six months ended June 30, 2014.  The increase in the provision for loan losses for the six months ended June 30, 2015 was primarily due to growth in the loan portfolio, partially offset by improved credit quality.  Net recoveries for the six months ended June 30, 2015 and June 30, 2014 totaled $14,000 and $14,000, respectively.

Noninterest income.  Noninterest income for the quarter ended June 30, 2015 totaled $464,000 and increased $106,000, or 29.6%, compared to $358,000 for the quarter ended June 30, 2014. The increase was primarily due to a $77,000 increase in net gains on sales of loans, a $18,000 increase in other noninterest income, and a $10,000 increase in service charges on deposit accounts.  The increase in the net gains on sales of loans was positively impacted by the sale of an SBA loan that occurred during the second quarter of 2015.  The increase in service charges was related to increased deposit growth and account relationships.  The increase in other noninterest income was primarily due to increased sales activity related to the Company’s joint ventures at the Holding Company level.

Noninterest income for the six months ended June 30, 2015 totaled $819,000 and increased $216,000, or 35.8%, compared to $603,000 for the six months ended June 30, 2014. The increase was primarily due to a $144,000 increase in net gains on sales of loans and a $60,000 increase in other noninterest income.  The increase in the net gains on sales of loans was related to the gain on the sale of an SBA loan and an increase in sales activity from the mortgage business.  The increase in other noninterest income was primarily due to increased sales activity related to the Company’s joint ventures at the Holding Company level.

Noninterest expense.  Noninterest expense increased $183,000, or 8.3%, and totaled $2.4 million for the quarter ended June 30, 2015, compared to $2.2 million for the quarter ended June 30, 2014. The increase in noninterest expense during the three months ended June, 30 2015 was primarily due to a $166,000 increase in salaries and employee benefits, a $44,000 increase in data processing expenses, and a $44,000 increase in advertising and promotion expense, partially offset by decreases in professional fees and foreclosed asset related expenses.  Salaries and benefit expenses increased primarily due to an increase in personnel in the credit administration, operations, and treasury management areas.  The increase in data processing expenses was driven by expanded information technology services associated with the Company’s growth and expansion, along with investments in our infrastructure.  The increase in advertising and promotion expense was due to CFBank’s focus on increasing core deposits.

Noninterest expense increased $448,000, or 10.2%, and totaled $4.8 million for the six months ended June 30, 2015, compared to $4.4 million for the six months ended June 30, 2014. The increase in noninterest expense during the six months ended June 30, 2015 was primarily due to a $283,000 increase in salaries and employee benefits, a $86,000 increase in data processing expenses, and an $86,000 increase in advertising and promotion expense.  Salaries and benefit expenses increased primarily due to an increase in personnel in the credit administration, operations, and treasury management areas.  The increase in data processing expenses was driven by expanded information technology services associated with the Company’s growth and expansion, along with investments in our infrastructure.  The increase in advertising and promotion expense was due to CFBank’s focus on increasing core deposits.

Thad Perry, President, commented, “The Cleveland market continues to be increasingly important to our overall success and strategy.  Our focus remains on our relationship approach to business banking with our closely held business owners, and providing value-added services.”

Balance Sheet Activity

General.  Assets totaled $339.3 million at June 30, 2015 and increased $23.7 million, or 7.5%, from $315.6 million at December 31, 2014.  The increase was primarily due to a $27.1 million increase in net loan balances, partially offset by a $1.5 million decrease in loans held for sale and a $1.3 million decrease in securities available for sale.

Cash and cash equivalents.  Cash and cash equivalents totaled $28.3 million at June 30, 2015 and increased $86,000, or 0.3%, from $28.2 million at December 31, 2014.  The increase was primarily due to an increase in deposit balances, providing additional liquidity.

Securities. Securities available for sale totaled $9.1 million at June 30, 2015 and decreased $1.3 million, or 12.5%, compared to $10.4 million at December 31, 2014.  The decrease was due to maturities, repayments and an early redemption of a $885,000 municipal security.

Loans.  Net loans totaled $284.2 million at June 30, 2015 and increased $27.1 million, or 10.5%, from $257.1 million at December 31, 2014.  The increase was primarily due to a $20.1 million increase in single-family residential loan balances, a $6.3 million increase in construction loan balances, a $3.2 million increase in home equity lines of credit, a $2.1 million increase in multi-family loan balances and a $583,000 increase in commercial loan balances, partially offset by a $7.2 million decrease in commercial real estate loan balances.  The increase in single-family residential loan balances was primarily attributed to an increase in balances associated with our Northpointe mortgage program.  The decrease in commercial real estate loan balances was affected by a sale of an SBA loan, the exit of one large substandard commercial loan credit, and paydown activity resulting in diversification of the loan portfolio.

Allowance for loan losses (ALLL).  The ALLL totaled $6.5 million at June 30, 2015 and increased $164,000, or 2.6%, from $6.3 million at December 31, 2014.  The increase in the ALLL was primarily due to an increase in overall loan balances and net recoveries during the six months ended June 30, 2015, which was partially offset by continued improvement in credit quality. The ratio of the ALLL to total loans was 2.23% at June 30, 2015 compared to 2.39% December 31, 2014.  In addition, the ratio of the ALLL to nonperforming loans was 421.3% at June 30, 2015, compared to 408.0% at December 31, 2014.

Foreclosed assets. Foreclosed assets totaled $1.6 million at June 30, 2015, and remained constant compared to $1.6 million at December 31, 2014.  Foreclosed assets at June 30, 2015 and December 31, 2014 consisted of one multi-family property in Mansfield, Ohio.

Deposits. Deposits totaled $282.0 million at June 30, 2015 and increased $23.7 million, or 9.2%, from $258.3 million at December 31, 2014.  The increase was primarily attributed to a $14.8 million increase in money market account balances, a $12.2 million increase in certificates of deposits and a $200,000 increase in savings account balances, offset by a $3.5 million decrease in checking account balances.  Also, the majority of the deposit increase was a result of management’s focused sales and marketing efforts to grow core deposits to fund loan growth.  The increase in core deposits was partially offset by a decrease in listing service deposits.

Stockholders’ equity.  Stockholders’ equity totaled $34.9 million at June 30, 2015, an increase of $437,000, or 1.3%, from $34.5 million at December 31, 2014.  The increase in total stockholders’ equity was primarily attributed to net income for the quarter, which was partially offset by the dividends paid on the Company’s Series B Preferred Stock for the three and six months ended June 30, 2015.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892.  CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio and a loan production office in Woodmere, Ohio (Cuyahoga County).  Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

Statements in this earnings release and in other communications by the Company that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation (the Holding Company) or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following factors could cause such differences:

•

difficult economic conditions including high unemployment rates or other adverse changes in general economic conditions and/or economic conditions in the markets we serve, any of which may affect, among other things, our level of nonperforming assets, charge-offs, and provision for loan loss expense;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	the possibility that we will need to make increased provisions for loan losses;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	our ability to reduce our high level of nonperforming assets and the associated operating expenses;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;
•

results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan losses or write-down assets;

•	our ability to continue to meet regulatory guidelines, commitments or requirements to which we are subject;
•	our ability to generate profits in the future;
•	our ability to raise additional capital in the future, if necessary;
•	changes in tax laws, rules and regulations;
•	increases in deposit insurance rates or premiums;
•	further legislative and regulatory changes which may increase compliance costs and burdens;
•	unexpected losses of key management;

•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency;

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	our ability to grow our core businesses;
•	our ability to effectively manage our growth;
•	any failure, interruption or breach in security of our communications and information systems;
•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	Management's ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this report speak only as of the date of the report.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Our filings with the Securities and Exchange Commission detail other risks, all of which are difficult to predict and many of which are beyond our control.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)	Three months ended			Six months ended
	June 30,			June 30,
	2015	2014	% change	2015	2014	% change

Total interest income	$3,113	$2,478	26%	$6,131	$4,681	31%
Total interest expense	657	435	51%	1,239	877	41%
Net interest income	2,456	2,043	20%	4,892	3,804	29%

Provision for loan losses	75	108	-31%	150	128	17%
Net interest income after provision for loan losses	2,381	1,935	23%	4,742	3,676	29%

Noninterest income
Service charges on deposit accounts	116	106	9%	232	209	11%
Net gain on sales of loans	209	132	58%	293	149	97%
Net gain on sale of securities	-	-	n/m	(12)	-	n/m
Other	139	120	16%	306	245	25%
Noninterest income	464	358	30%	819	603	36%

Noninterest expense
Salaries and employee benefits	1,217	1,051	16%	2,437	2,154	13%
Occupancy and equipment	134	135	-1%	273	293	-7%
Data processing	268	224	20%	517	431	20%
Franchise and other taxes	81	49	65%	161	99	63%
Professional fees	202	257	-21%	446	554	-19%
Director fees	33	13	154%	66	25	164%
Postage, printing and supplies	58	57	2%	130	141	-8%
Advertising and promotion	45	1	n/m	90	4	n/m
Telephone	31	27	15%	56	52	8%
Loan expenses	6	11	-45%	43	15	187%
Foreclosed assets, net	28	70	-60%	74	81	-9%
Depreciation	52	70	-26%	104	122	-15%
FDIC premiums	103	85	21%	207	164	26%
Regulatory assessment	47	39	21%	98	78	26%
Other insurance	31	33	-6%	61	69	-12%
Other	42	73	-42%	80	113	-29%
Noninterest expense	2,378	2,195	8%	4,843	4,395	10%

Income (loss) before income taxes	467	98	377%	718	(116)	n/m
Income tax expense (benefit)	-	-	n/m	-	-	n/m
Net Income (loss)	$467	$98	377%	$718	$(116)	n/m
Dividends on Series B preferred stock and accretion of discount	(215)	(59)	n/m	(429)	(59)	n/m
Earnings (loss) attributable to common stockholders	$252	$39	546%	$289	$(175)	n/m

Share Data
Basic earnings (loss) per common share	$0.02	$0.00		$0.02	$(0.01)
Diluted earnings (loss) per common share	$0.02	$0.00		$0.02	$(0.01)

Average common shares outstanding - basic	15,823,710	15,823,710		15,823,710	15,823,710
Average common shares outstanding - diluted	15,836,192	15,863,968		15,833,673	15,863,968

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
(unaudited)	2015	2015	2014	2014	2014
Assets
Cash and cash equivalents	$28,293	$23,894	$28,207	$30,184	$18,881
Interest-bearing deposits in other financial institutions	494	494	494	742	1,486
Securities available for sale	9,135	9,385	10,445	8,143	8,635
Loans held for sale	1,992	2,412	3,505	5,861	3,259
Loans	290,640	272,701	263,401	254,424	253,546
Less allowance for loan losses	(6,480)	(6,442)	(6,316)	(6,256)	(5,871)
Loans, net	284,160	266,259	257,085	248,168	247,675
FHLB stock	1,942	1,942	1,942	1,942	1,942
Foreclosed assets, net	1,636	1,636	1,636	1,636	1,636
Premises and equipment, net	3,691	3,731	3,775	3,823	3,839
Bank owned life insurance	4,730	4,697	4,665	4,633	4,600
Accrued interest receivable and other assets	3,240	3,472	3,834	2,498	2,504
Total assets	$339,313	$317,922	$315,588	$307,630	$294,457

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$31,549	$28,310	$37,035	$33,012	$30,215
Interest bearing	250,500	232,428	221,280	217,951	212,506
Total deposits	282,049	260,738	258,315	250,963	242,721
Short-term Federal Home Loan Bank advances
FHLB advances	14,500	14,500	14,500	14,500	13,000
Other secured borrowings	-	-	-	-	-
Advances by borrowers for taxes and insurance	280	301	401	212	168
Accrued interest payable and other liabilities	2,383	2,574	2,708	2,443	4,240
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	304,367	283,268	281,079	273,273	265,284

Stockholders' equity	34,946	34,654	34,509	34,357	29,173
Total liabilities and stockholders' equity	$339,313	$317,922	$315,588	$307,630	$294,457

Consolidated Financial Highlights

	At or for the three months ended					At or six months ended
($ in thousands except per share data)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,	June 30,
(unaudited)	2015	2015	2014	2014	2014	2015	2014

Earnings (loss)
Net interest income	$2,456	$2,436	$2,481	$2,437	$2,043	$4,892	$3,804
Provision for loan losses	$75	$75	$75	$75	$108	$150	$128
Noninterest income	$464	$355	$443	$446	$358	$819	$603
Noninterest expense	$2,378	$2,465	$2,540	$2,522	$2,195	$4,843	$4,395
Net Income (loss)	$467	$251	$309	$286	$98	$718	$(116)
Dividends on Series B preferred stock and accretion of discount	$(215)	$(214)	$(188)	$(174)	$(59)	$(429)	(59)
Earnings (loss) available to common stockholders	$252	$37	$121	$112	$39	$289	$(175)
Basic earnings (loss) per common share	$0.02	$0.00	$0.01	$0.01	$0.00	$0.02	$(0.01)
Diluted earnings (loss) per common share	$0.02	$0.00	$0.01	$0.01	$0.00	$0.02	$(0.01)

Performance Ratios (annualized)
Return on average assets	0.57%	0.32%	0.40%	0.38%	0.14%	0.45%	(0.09%)
Return on average equity	5.37%	2.90%	3.59%	3.51%	1.57%	4.14%	(0.97%)
Average yield on interest-earning assets	4.08%	4.13%	4.18%	4.18%	3.92%	4.10%	3.85%
Average rate paid on interest-bearing liabilities	1.01%	0.94%	0.89%	0.83%	0.82%	0.97%	0.86%
Average interest rate spread	3.07%	3.19%	3.29%	3.35%	3.10%	3.13%	2.99%
Net interest margin, fully taxable equivalent	3.22%	3.33%	3.44%	3.49%	3.24%	3.28%	3.13%
Efficiency ratio	81.44%	87.94%	86.87%	87.48%	91.42%	84.62%	99.73%
Noninterest expense to average assets	2.89%	3.13%	3.26%	3.34%	3.21%	3.01%	3.32%

Capital
Core capital ratio (1)	10.85%	11.17%	11.03%	11.14%	10.45%	10.85%	10.45%
Total risk-based capital ratio (1)	13.14%	13.49%	14.18%	14.33%	13.01%	13.14%	13.01%
Tier 1 risk-based capital ratio (1)	11.88%	12.23%	12.92%	13.07%	11.75%	11.88%	11.75%
Common equity tier 1 capital to risk weighted assets (1)	11.88%	12.23%	N/A	N/A	N/A	11.88%	N/A
Equity to total assets at end of period	10.30%	10.90%	10.93%	11.17%	9.91%	10.30%	9.91%

Book value per common share	$1.45	$1.43	$1.42	$1.41	$1.42	$1.45	$1.42
Tangible book value per common share	$1.45	$1.43	$1.42	$1.41	$1.42	$1.45	$1.42
Period-end market value per common share	$1.31	$1.40	$1.22	$1.33	$1.48	$1.31	$1.48
Period-end common shares outstanding	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710
Average basic common shares outstanding	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710
Average diluted common shares outstanding	15,836,192	15,831,154	15,831,154	15,831,154	15,863,968	15,833,673	15,863,968

Asset Quality
Nonperforming loans	$1,538	$2,007	$1,548	$3,733	$4,400	$1,538	$4,400
Nonperforming loans to total loans	0.53%	0.74%	0.59%	1.47%	1.74%	0.53%	1.74%
Nonperforming assets to total assets	0.94%	1.15%	1.01%	1.75%	2.05%	0.94%	2.05%
Allowance for loan losses to total loans	2.23%	2.36%	2.39%	2.46%	2.32%	2.23%	2.32%
Allowance for loan losses to nonperforming loans	421.33%	320.98%	408.01%	167.59%	133.43%	421.33%	133.43%
Net charge-offs (recoveries)	$37	$(51)	$15	$(310)	$-	$(14)	$(14)
Annualized net charge-offs (recoveries) to average loans	0.05%	(0.08%)	0.02%	(0.47%)	0.00%	(0.01%)	(0.01%)

Average Balances
Loans	$276,731	$262,753	$251,369	$254,699	$227,921	$269,742	$218,908
Assets	$329,230	$315,345	$311,491	$302,367	$273,941	$322,287	$264,524
Stockholders' equity	$34,781	$34,586	$34,465	$32,620	$24,951	$34,684	$23,869

(1) Regulatory capital ratios of CFBank